                                 EXHIBIT 99
                                 ----------



                                                           For Immediate Release
                                                       Contact:  Wayne H. Benson
                                             President & Chief Executive Officer
                                                                  (618) 395-8676


                     COMMUNITY FINANCIAL CORP. ANNOUNCES
                 ACQUISITION BY FIRST FINANCIAL CORPORATION


              Olney, Illinois, March 30, 2001, .... Wayne H. Benson,
President and CEO of Community Financial Corp. (Nasdaq.nms: CFIC) announced today that the Company has entered into a definitive agreement with First Financial Corporation of Terre Haute, Indiana, for the merger of the Company with a wholly-owned subsidiary of First Financial.

              This agreement is subject to regulatory and shareholder approval and, if approved, is expected to close in the late summer or early fall of 2001. Under the terms of the proposed transaction, shareholders will receive cash estimated at approximately $15.00 per share subject to further agreements as provided in the Agreement of Affiliation and Merger between the Company and First Financial.

              Mr. Benson commented, "After consideration of all strategic alternatives, we believe becoming part of the First Financial group is the most effective way to maximize shareholder value and will benefit the customers, and the communities we serve. This transaction will enable Community Bank & Trust to expand the products and services offered and will be very positive for our customers and employees, as well as for the communities of Olney, Lawrenceville, Fairfield, Newton, and Charleston, Illinois."

              Donald E. Smith, the President and CEO of First Financial, stated, "This acquisition is a natural extension to First Financial's market area in Illinois. First Financial currently has facilities in Ridge Farm, Marshall, Robinson, Oblong and Sumner, Illinois. We are an established institution and trace our roots back to our lead bank, Terre Haute First National Bank, which has been in existence since 1834. Our goal has always been to provide banking services through a community banking philosophy where decisions are made at the local level."

              First Financial is a financial holding company with nine bank subsidiaries located in west-central Indiana and east-central Illinois, as well as an insurance agency subsidiary and a reinsurance subsidiary. At December 31, 2000, First Financial had assets of $2,043 billion, deposits of $1,323 billion and capital of $191 million.

              Community Financial Corp. is the bank holding company for Community Bank & Trust, N.A. and American Bank of Illinois in Highland. The latter is under contract for sale.